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                                                                     EXHIBIT (8)

                          FUND PARTICIPATION AGREEMENT
                          ----------------------------


        THIS AGREEMENT, entered into as of this 29th day of March, 1988, among ANCHOR NATIONAL LIFE INSURANCE COMPANY ("Anchor"), a life insurance company organized under the laws of the State of California, on behalf of itself and AMERICAN PATHWAY II - SEPARATE ACCOUNT OF ANCHOR NATIONAL LIFE INSURANCE COMPANY, ("Separate Account") a Separate Account established by Anchor in accordance with the laws of the State of California, ANCHOR PATHWAY FUND ("Fund"), an open-end management investment company organized under the laws of the State of Massachusetts, and ANCHOR NATIONAL FINANCIAL SERVICES, INC. ("Distributor"), a Maryland corporation.


                                   WITNESSETH:


        WHEREAS, the Separate Account has been established by Anchor pursuant to the California Insurance Code in connection with certain variable annuity contracts ("Contracts") issued to the public by Anchor; and

        WHEREAS, the Separate Account is registered as a unit investment trust under the Investment Company Act of 1940;

        WHEREAS, the income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the applicable Contracts, to be credited to or charged against such Separate Account without regard to other income, gains or losses of Anchor; and

        WHEREAS, the Separate Account is subdivided into various "Variable Accounts" under which income, gains and losses, whether or not realized, from assets allocated to each such Variable Account are, in accordance with the applicable Contracts, to be credited to or charged against the Variable Accounts without regard to other income, gains or losses of other Variable Accounts or of Anchor; and

        WHEREAS, the Fund is divided into various "Series", each Series being subject to separate investment policies and restrictions which may not be changed without a majority vote of the shareowners of such Series; and

        WHEREAS, the Fund agrees to make its shares available to serve as underlying investment media for the Separate Account, with shares of each Series of the Fund to serve as the underlying investment medium for each of the various Variable Accounts in the Separate Account; and

        WHEREAS, Distributor, the principal underwriter for the Contracts to be funded in the Separate Account, is a broker-dealer registered as such under the Securities and Exchange Act of 1934;

        NOW THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, Anchor, the Separate Account, the Fund, and Distributor hereby agree as follows:

        1. The Contracts funded through the Separate Account will provide for the allocation of net amounts among the various Variable Accounts of the Separate Account for investment in the shares of the Series of the fund underlying each Variable Account. The selection of the particular Variable Account is to be made by the Contract Owner and such selection may be changed in accordance with the terms of the Contracts.

        2. No representation is made as to the number or amount of such Contracts to be sold. Anchor and Distributor will make reasonable efforts to market such Contracts and will comply with all applicable Federal or state laws in connection therewith.

        3. Fund shares to be made available to each Variable Account of the Separate Account shall be sold by each of the respective Series of the fund and purchased by anchor for the corresponding Variable Account at the net asset value (without the imposition of a sales load) next computed after receipt of each order, as established in accordance with the provisions of the then current prospectus of the fund. Shares of a particular Series shall be ordered in such quantities and at such times as determined by anchor to be necessary to meet the


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requirements of those contracts issued by anchor in that Variable Account of the
Separate Account for which the Series shares serve as the underlying investment medium. Orders or payments for shares purchased will be sent promptly to the fund and will be made payable in the manner established from time to time by the fund for the receipt of such payments. The Fund reserves the right to delay transfer of its shares until the payment check has cleared. The Fund has the obligation to insure that its shares are registered at all times.

        4. Transfer of the Fund's shares will be by book entry only. No Stock Certificates will be issued to the Separate Account. Shares ordered from a particular Series of the fund will be restored in an appropriate title for the corresponding Variable Account of the Separate Account by Anchor.

        5. The Fund shall furnish notice promptly to Anchor of any dividend or distribution payable on its shares. All of such dividends and distributions as are payable on each Series' shares in the title for the corresponding Variable Account of the Separate Account shall be automatically reinvestment in additional shares of that Series. The Fund shall notify Anchor of the number of shares so issued.

        6. All expenses incident to the performance by the Fund under this Agreement shall be paid by that Fund. The Fund shall see to it that all its shares are registered and authorized for issue in accordance with applicable federal and state laws prior to their purchase for the Separate Account. Anchor shall bear none of the expenses for the cost of registration of the Fund's shares, preparation of the Fund's prospectuses, proxy materials and reports, the distribution of such items to each Contract Owner who has allocated net amounts to any Variable Account of the Separate Account, the preparation of all statements and notices required by any federal or state law, or taxes on the issue or transfer of Fund's shares subject to this Agreement.

        7. Anchor and Distributer shall make no representations concerning the Fund's shares except those contained in the then current prospectus of the Fund and in printed information subsequently issued on behalf of the Fund as supplemental to such prospectus.

        8. This Agreement shall terminate:

               a. at the option of Anchor or of the fund upon sixty days advance written notice to all others;

               b. at the option of Anchor if any of Fund's shares are not reasonably available to meet the requirements of the Contracts as determined by Anchor. Prompt notice of election to terminate shall be furnished by Anchor;

               c. at the option of Anchor upon institution of formal proceedings against the Fund by the Securities and Exchange Commission.

               d. upon requisition vote of the Contract Owners having an interest in a particular Variable Account of the Separate Account to substitute the shares of another investment company for the corresponding fund shares in accordance with the terms of the Contracts for which those Fund shares had been selected to serve as the underlying investment medium. Anchor will give 30 days prior written notice to the Fund of the date of any proposed vote to replace the Fund shares;

               e. in the event the Fund's shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment medium of the Contracts issued or to be issued by Anchor. Prompt notice shall be given to any party to all other parties in the event that the conditions stated in this subsection (e) or in any subsection of this
                      Section 8 should occur.








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        9. The obligations of the Fund under this Agreement are not binding upon any of the Trustees, officer, employees, agents or shareholders of the Fund individually, but bind only the Fund. Anchor, the Separate Account and Distributor agree to look solely to the assets of the Fund for the satisfaction of any liability of the Fund in respect of this Agreement and will not see recourse against such Trustees, officers, employees, agents or shareholders, or any of them, or any of their personal assets for such satisfaction.

        10. This Agreement shall be construed in accordance with the laws of the State of California.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be duly executed and attested as of the date first above written.


                             ANCHOR NATIONAL LIFE INSURANCE COMPANY
Attest:

/s/ SUSAN L. HARRIS          By:   /s/ ROBERT P. SALTZMAN
--------------------------         ----------------------------------
                                   Robert P. Saltzman
                                   President & Chief Executive Officer


                             AMERICAN PATHWAY II - SEPARATE ACCOUNT OF
                             ANCHOR NATIONAL LIFE INSURANCE COMPANY

                             By: ANCHOR NATIONAL LIFE INSURANCE COMPANY
Attest:

/s/ SUSAN L. HARRIS          By:   /s/ ROBERT P. SALTZMAN
--------------------------         ----------------------------------
                                   Robert P. Saltzman
                                   President & Chief Executive Officer


                               ANCHOR PATHWAY FUND
Attest:

/s/ SUSAN L. HARRIS          By:   /s/ ROBERT P. SALTZMAN
--------------------------         ----------------------------------
                                   Robert P. Saltzman
                                   Chief Executive Officer


                             ANCHOR NATIONAL FINANCIAL SERVICES, INC.
Attest:

/s/ LORIN M. FIFE             By:   /s/ SUSAN L. HARRIS
--------------------------         ----------------------------------
                                    Susan L. Harris
                                    Secretary